UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2005

XENOGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-32239	77-0412269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

860 Atlantic Avenue, Alameda, California

94501

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (510) 291-6100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The discussion of the entry into material definitive agreements is incorporated by reference from “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 2, 2005, Xenogen Corporation (“Xenogen”) concurrently entered into two amendments to existing real estate operating leases and one new real estate operating lease (collectively, the “Lease Agreements”) with Alameda Real Estate Investments (the “Landlord”) as follows:

The parties entered into Amendment No. 2 to an existing lease agreement with respect to office, research and development and manufacturing facilities located at 2061 Challenger Drive, Alameda, California currently being used by Xenogen (“Amendment to Challenger Lease”). The premises under such lease consist of an entire building of approximately 35,348 square feet. Xenogen has agreed to extend the term of such lease for an additional term of five years commencing on March 1, 2006 and ending February 28, 2011. The rental rates applicable during such extended term range from approximately $53,000 to $60,000 per month in base rent plus taxes, insurance and operating expenses. Xenogen is entitled under the Amendment to Challenger Lease to an allowance for tenant improvements in the amount of $265,110, which allowance Xenogen may elect to transfer to the Marina Village Lease described below. Xenogen has two options to further extend the term of such lease each for an additional five-year period and a one-time option to terminate such lease effective as of February 28, 2009 upon payment of a termination fee in the amount equal to four times the monthly rent (including taxes, insurance and operating expenses) plus the unamortized real estate commissions and unamortized tenant improvement allowance paid by the Landlord in connection with such lease.

The parties also entered into Amendment No. 4 to an existing lease agreement with respect to office and laboratory facilities located at 860 Atlantic Avenue, Alameda, California currently being used by Xenogen consisting of an entire building of approximately 25,596 square feet and (“Amendment to Atlantic Avenue Lease”). The Amendment to Atlantic Avenue Lease provides for and requires the early relocation of Xenogen’s operations from such facilities.

Finally, the parties entered into a new lease with respect to a portion of the building located at 850 Marina Village Parkway (the “Marina Village Lease”) consisting of approximately 19,518 square feet to be used by Xenogen for office space, light manufacturing and warehousing purposes. The term of such lease is for approximately five years and ten months with two options to extend the term each for an additional five-year period. Xenogen has a right of first offer to lease the remainder of the building. Xenogen has a one-time option to terminate the lease effective August 31, 2009 upon payment of a termination fee in the amount equal to four times the monthly rent (including taxes, insurance and operating expenses) plus the unamortized real estate commissions paid by the Landlord in connection with the Marina Village Lease. Rental rates under the Marina Village Lease range from approximately $19,000 to $23,000 per month in base rent plus taxes, insurance and operating expenses. Xenogen is entitled under such lease to an allowance for tenant improvements in the amount of $48,795. Xenogen anticipates it will commence construction of tenant improvements at 850 Marina Village Parkway in May 2005.

The Lease Agreements, including in the case of the amendments, the underlying lease agreements, include customary affirmative and negative covenants, which include inspection of property, maintenance of insurance, compliance with laws, payment of taxes, limitation on liens, and required consent to certain consolidations, mergers or sales of assets. The Lease Agreements also include customary events of default with customary cure and notice periods, including, without limitation, nonpayment, cross default, insolvency, bankruptcy and covenant violations. In the event a covenant violation or an event of default is not cured or curable, remedies include but are not limited to the right of the Landlord to recover damages or take possession of the leased property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOGEN CORPORATION
a Delaware corporation

Date: March 8, 2005	By:	/s/ William A. Albright
William A. Albright, Jr.
Senior Vice President and
Chief Financial Officer